Exhibit 4.4

Share Entrustment Agreement

This Share Entrustment Agreement (hereinafter referred to as this “Agreement”) is entered into on this 1st day of July, 2008 in Shanghai of China by and among:

Shanda Computer (Shanghai) Co., Ltd., located at Room 712-A, No. 625 Zhangjiang Road, Pudong New Area, Shanghai, hereinafter referred to as “Party A”; and

Chen Tian-qiao (ID Card No.: [XXX]), whose residence locates at [XXX], hereinafter referred to as “Party B”; and

Chen Da-nian (ID Card No.: [XXX]), whose residence locates at [XXX], hereinafter referred to as “Party C”.

Party A, Party B and Party C may hereinafter collectively referred to as the “Parties” and, individually referred to as the “Party”.

Whereas,

Party B and Party C have been registered as the shareholders of Shanghai Shanda Networking Development Co., Ltd. (hereinafter referred to as the “Company”), holding 70% and 30% Share of the Company respectively.

Party B, Party C and Party A have hereby agreed on the said share assignment and confirmed that Party B and Party C are shareholders of the Company as follows:

1.	Nominee Shareholders

Party B and Party C are the nominee shareholders designated by Party A for the Company, who hold Party A's Share in the Company for and on behalf of Party A's benefits.

2.	Financing Documents

2.1	Party A has received and examined the following documents:

1)	Exclusive Consulting and Service Agreement dated on July 01, 2008 by and between Shanda Computer (Shanghai) Co., Ltd. and the Company;

2)	Assignment Agreement of Purchase Option and Cooperation Agreement dated on July 01, 2008 by and among Shanda Computer (Shanghai) Co., Ltd., the Company, Party B and Party C;

3)	Share Pledge Agreement dated on July 01, 2008 by and among Shanda Computer (Shanghai) Co., Ltd., Party B and Party C;

4)	Business Operating Agreement dated on July 01, 2008 by and among Shanda Computer (Shanghai) Co., Ltd., the Company, Party B and Party C;

5)	Power of Attorney dated on July 01, 2008 by and between Party B and Party C in accordance with the Business Operating Agreement.

All of the above documents are hereinafter referred to as the “Financing Documents” collectively.

2.2
Party A has agreed on the contents of the Financing Documents, and agreed that Party B and Party C are authorized to enter into the Financing Documents and other agreements in relation to the Financing Documents and/or take necessary actions, including the passing of shareholder resolutions and the consent of entering into the Financing Documents by the Company.

3.	Confidentiality

Party B and Party C have confirmed that the contents and existence of this Agreement are “Confidential Information” of Party A. Without Party A's prior written consents, neither Party B nor Party C shall disclose the said contents and existence to any third party.

4.	Entire Agreement and Amendments to this Agreement

4.1
This Agreement shall constitute the entire agreement on the subject matter hereof among the Parties, and supersede all previous agreements, contracts, understandings and communications among the Parties in respect of the subject matter hereof, whether in oral or writing.

4.2
Any amendment to this Agreement  comes to effect only after such amendment is entered into by and among the Parties in writing. Any amendment and supplement shall be integral to this Agreement after the same is entered into by and among the Parties, which shall have the same force and effect with this Agreement.

5.	Governing Law

The conclusion, validity and performance of, interpretation to and dispute resolution in relation to this Agreement shall be governed by and interpreted in accordance with the laws of the PRC.

6.	Resolution Dispute

6.1
Any dispute among the Parties arising out of the interpretation to or performance of this Agreement shall be resolved through friendly negotiation in good faith by the Parties; if not reached, any Party may submit such dispute to the China International Economic and Trade Arbitration Commission Shanghai Commission (“CIETACSC”) according to the Rules of CIETACSC in force for the time being. Such arbitration shall be carried out in Shanghai. The language in the arbitration proceedings shall be Chinese. The awards are final and binding upon the Parties.

6.2	Save for the matters under disputes, the Parties shall continue to perform their respective obligations in good faith in accordance with this Agreement.

7.	Validity, Term and Miscellaneous

7.1	This Agreement comes to effect on the date first written above when it is sealed by Party A, and entered into by Party B and Party C.

7.2
Any failure to exercise any of its rights, powers or privileges hereunder by any Party shall not constitute a waiver to such rights, powers or privileges by such Party. Any single or partial exercise of any of its rights, powers or privileges hereunder by any Party shall not affect the exercise of any other rights, powers or privileges hereunder by such Party.

IN WITNESS WHEREOF, the Parties have duly caused this Agreement to be entered into on the date first written above.

[No Text Follow, Signature Page for Share Entrustment Agreement Follow]

Party A: Shanda Computer (Shanghai) Co., Ltd.

Legal Representative/Authorized Representative: _______________________

Title: _________________

Date: _____MM _____ DD _____YY

Party B: Chen Tian-qiao (Sign)

Date: _____MM _____ DD _____YY

Party C: Chen Da-nian (Sign)

Date: _____MM _____ DD _____YY